Exhibit 99.1

DISH Network Reports First Quarter 2013 Financial Results

ENGLEWOOD, Colo., May 9, 2013 — DISH Network Corporation (NASDAQ: DISH) today reported revenue totaling $3.56 billion for the quarter ending March  31, 2013 compared to $3.58 billion for the corresponding period in 2012. The decline was driven by reductions in our Blockbuster segment.  During these same periods, subscriber-related revenue for our DISH segment increased from $3.22 billion to $3.35 billion, or 4.0 percent.

Net income attributable to DISH Network totaled $216 million for the quarter ending March 31, 2013, compared to $360 million from the year-ago quarter. The decrease in year-over-year net income was primarily due to higher subscriber-related expenses driven by increased programming and subscriber acquisition costs. Additionally, results from the first quarter 2012 were favorably impacted by a non-cash gain of $99 million related to the conversion of certain DBSD North America notes.

“We have been pleased with the market’s response to our Hopper® with Sling® roll out, despite headwinds from our first price increase in two years,” said Joseph P. Clayton, DISH president and CEO. “Broadband sales are encouraging, especially given that almost all of our dishNET™ customers have bundled with our pay-TV service.”

DISH added about 654,000 gross new pay-TV subscribers compared to approximately 673,000 gross new pay-TV subscribers in the prior year’s first quarter. Net subscribers grew by approximately 36,000 in the first quarter. The company closed the first quarter with 14.092 million pay-TV subscribers compared to 14.071 million pay-TV subscribers at the end of first quarter 2012.

Pay-TV ARPU for the first quarter totaled $78.54, an improvement over the first quarter 2012 pay-TV ARPU of $76.24. Pay-TV subscriber churn rate was 1.47 percent versus 1.35 percent for first quarter 2012.

DISH also added about 66,000 net broadband subscribers in the first quarter, compared to the addition of approximately 6,000 broadband subscribers in the year-ago period.

Detailed financial data and other information are available in DISH Network’s Form 10-Q for the quarter ended March 31, 2013, filed today with the Securities and Exchange Commission.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.092 million satellite TV customers, as of March 31, 2013, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life®. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of DISH Network Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  More information about such risks, uncertainties and other factors is set forth in DISH Network Corporation’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012 and its quarterly report on Form 10-Q for the three months ended March 31, 2013.  The forward-looking statements speak only as of the date made, and DISH Network Corporation expressly disclaims any obligation to update these forward-looking statements.